Exhibit 10.1

BGC Partners, Inc.

February 17, 2012

CONFIDENTIAL

Grubb & Ellis Company

1551 North Tustin Avenue, Suite 300

Santa Ana, CA 92705

Attention: Thomas D’Arcy, Chief Executive Officer and President

Dear Tom:

BGC Partners, Inc. (“BGC”) is pleased to present this letter of intent with respect to a proposed transaction with Grubb & Ellis Company (“Grubb”). Based upon the information we have received to date, BGC is prepared to (a) provide Grubb with a senior, secured, super-priority debtor in possession loan in an amount up to $4.8 million (the “DIP Facility”) to fund operating costs and the expenses of administration of cases to be commenced by Grubb and certain of its subsidiaries (collectively, the “Debtors”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), which loan shall be made on the terms and conditions set forth on Exhibit A hereto (the “DIP Term Sheet”), and (b) acquire substantially all of the assets of the Debtors pursuant to section 363 of the Bankruptcy Code on the terms and conditions set forth on Exhibit B hereto (the “Sale Term Sheet”).

The parties hereto intend for this letter of intent, the DIP Term Sheet and the Sale Term Sheet, (collectively, the “LOI”) to create a binding obligation upon each party to perform the transactions contemplated hereunder subject only to the execution of loan documentation setting forth the terms of the DIP Facility (the “DIP Loan Agreement”) and an asset purchase agreement (the “APA”) containing the terms for the sale of the Acquired Assets (as defined in the Sale Term Sheet) (together, the “Agreements”). Until the execution of the Agreements or the termination of this LOI, Grubb shall conduct the business in the ordinary course in the manner it is now conducted, shall not enter into, terminate or reject any leases, dispose of any assets or enter into any material agreement or transaction out of the ordinary course without BGC’s prior written consent.

This LOI shall expire and be of no further force or effect upon the earliest to occur of the following: (i) February 17, 2012 unless Grubb shall have returned a counterexecuted copy of this LOI to BGC on or prior to that date, and (ii) the date of entry of the Procedures Order (as defined in the Sale Term Sheet). This LOI and the Confidentiality Agreement dated January 16, 2012, by and among BGC and Grubb together constitute the entire agreement between BGC and Grubb, and supersede all prior communications, agreements and understandings, whether written or oral.

Letter of Intent Between BGC Partners, Inc. and Grubb & Ellis Company, dated February 17, 2012

February 17, 2012

This LOI shall be governed in accordance with the laws of the State of New York.

Sincerely,

BGC Partners, Inc.

By:	/s/ Howard W. Lutnick
Name: Howard W. Lutnick
Title: Chief Executive Officer

AGREED AND ACCEPTED

Grubb & Ellis Company

By:	/s/ Thomas D’Arcy	Date: February 17, 2012
Name: Thomas D’Arcy
Title: President & CEO

Attachments

Letter of Intent Between BGC Partners, Inc. and Grubb & Ellis Company, dated February 17, 2012

EXHIBIT A

GRUBB & ELLIS COMPANY

Term Sheet for

Senior Secured Super-Priority Debtor in Possession Financing

February 17, 2012

The following is a summary of proposed terms and conditions by BGC Partners, Inc. and/or one or more of its affiliates (the “DIP Lender”) for the establishment of a senior secured super-priority term loan facility, junior only to the Carve-Out (as defined herein), in favor of the Borrowers and the Guarantors identified below in their capacities as chapter 11 debtors in possession (collectively, “Debtors” or “Borrowers”) in cases to be commenced in the Bankruptcy Court. This proposal, and the terms and conditions hereof, are being provided on a confidential basis and should not be disclosed to any third party other than the attorneys, accountants and financial advisors of the Debtors, unless required by an order of a court of competent jurisdiction. This proposal is subject to the terms and conditions contained in that certain letter agreement, dated as of the date hereof, among Grubb and Ellis Company and BGC Partners, Inc. (“BGC”) (the “LOI”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the LOI.

Borrowers	Grubb & Ellis Management Services, Inc. and any other Debtor which is identified as a borrower under the DIP Facility.

Guarantors	Each of the Debtors other than the Borrowers.

DIP Lender	BGC Partners, Inc. and/or one or more of its affiliates

Use of Proceeds

The proceeds of the DIP Financing shall be used for the post-petition and other agreed operating expenses of the Borrowers and other costs and expenses of administration of the Debtors’ chapter 11 cases in accordance with the Approved Budget.

DIP Facility	The DIP Lender shall make available to the Borrowers, secured term loans in the aggregate principal amount up to $4.8 million (the “DIP Financing”) as further provided below:

Subject to the satisfaction of the Conditions to each Advance (as set forth below), the DIP Financing shall be made available in the following draws (each, an “Advance”):

• an amount equal to 5% of the Purchase Price (as defined in the Sale Term Sheet) shall be made available on the Closing Date;

• an additional amount equal to 5% of the Purchase Price shall be made available upon approval of the Procedures Order (as defined in the Sale Term Sheet); and

DIP Term Sheet

•    the remaining amount available under the DIP Facility shall be made available on and after the entry of the Final Order in one or more weekly draws in increments not to exceed weekly draw amounts set forth in the Approved Budget.

In each case, the DIP Financing shall be subject to, among other things, the entry by the Bankruptcy Court of an interim order (the “Interim Order”) and as a condition subsequent, a final order (the “Final Order”) (each in form and substance satisfactory to the DIP Lender in its sole discretion) approving the DIP Financing pursuant to section 364 of the Bankruptcy Code and the use of cash collateral under section 363 of the Bankruptcy Code.

Closing Date	The first date practicable following the entry of the Interim Order (the “Closing Date”).

Interest Rate

The DIP Financing will bear interest at a rate equal to 8.00% per annum payable (a) on the Closing Date, (b) with respect to each subsequent Advance on the date of such Advance, and (c) thereafter monthly in advance on the first business day of each month, in each case by adding such interest to the principal amount of the outstanding loans.

Default Interest Rate	During the continuance of an event of default, all obligations under the DIP Facility will bear cash interest at an additional 2.0% per annum, calculated on a 360-day and actual days-elapsed basis.

Commitment Fee

A commitment fee equal to 1.50% of the maximum principal commitment amount of the DIP Financing will be fully earned and due and payable to the DIP Lender upon the Closing Date from proceeds of the DIP Financing.

Priority

In addition to the priority with respect to the Collateral set forth below, all amounts owing by the Borrowers under the DIP Facility in respect thereof at all times will constitute allowed super-priority administrative expense claims in the chapter 11 cases having priority over all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, subject only to the Carve-Out (as defined below).

Collateral

All amounts owing by the Borrowers will be secured pursuant to sections 364(c) and (d) of the Bankruptcy Code by a perfected priming security interest in, and lien on, substantially all of the assets (tangible, intangible, real, personal or mixed) of the

DIP Term Sheet

Borrowers and Guarantors, whether now owned or hereafter acquired, including, without limitation, accounts, inventory, equipment, capital stock in subsidiaries, money, deposit accounts, securities accounts and other investment property, instruments, chattel paper, real estate, leasehold interests, contracts, patents, copyrights, trademarks, causes of action (including avoidance actions upon entry of the Final Order), and other general intangibles, and all products and proceeds thereof, including all unencumbered assets of the Borrowers, and subject only to (i) the Carve-Out (as defined below), and (ii) any permitted, prepetition, perfected liens to be identified in definitive documentation of the DIP Financing (“Permitted Liens”).

Adequate Protection

As adequate protection for the liens securing the indebtedness outstanding under that certain Credit Agreement, dated as of April 15, 2011, among the Borrowers, Grubb & Ellis Company, as parent guarantor, and BGC Note Acquisition Co., L.P., as successor to the lenders party thereto, as lender (the “Prepetition Lender”) (as amended, the “Prepetition Credit Agreement”), the Prepetition Lender shall receive (i) allowed super-priority administrative expense claims in the having priority over all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code subject only to the superiority claims in connection with the DIP Financing and the Carve Out, and (ii) replacement liens on all encumbered assets of the Borrowers, which replacement liens shall be junior only to the Carve Out and the liens securing the DIP Facility and any Permitted Liens.

Term

The period from the Closing Date to the earliest to occur of (i) the date that is 60 days after the Closing Date, (ii) the date the Borrowers enter into an agreement to sell any of the Acquired Assets (as defined in the Sale Term Sheet) other than to the Purchaser (as defined in the LOI), (iii) the date of the occurrence of an Event of Default under the DIP Facility, (iv) the date the Debtors file a motion to proceed with any sale or liquidation of any Borrowers without the consent of the DIP Lender, or (v) the date the Borrowers pay the DIP Lender in full (such earliest date, the “Termination Date”).

Mandatory Repayments

Mandatory repayments of the DIP Financing shall be required in an amount equal to (i) 100% of the net sale proceeds from all asset sales outside the ordinary course of business and (ii) 100% of insurance and condemnation proceeds received by the Borrowers (in each case, after required payments to prior lien holders).

DIP Term Sheet

Conditions Precedent to Closing

The loan documentation in respect of the DIP Financing shall include the following conditions precedent to closing as well as other customary conditions precedent to closing, as determined by the DIP Lender:

• The Debtors shall have commenced their chapter 11 cases on or before February 20, 2012.

• All documentation shall be in form and substance satisfactory to the DIP Lender and its counsel in their sole discretion.

• The Borrowers and the DIP Lender shall have agreed upon an Approved Budget.

•    The Borrowers shall have filed with the Bankruptcy Court contemporaneously with the filing of the motion to approve the DIP Financing, one or more motions to approve the Procedures Order and the transactions set forth in the Sale Term Sheet, including the APA (as defined in the Sale Term Sheet).

• The Borrowers shall have provided evidence of insurance satisfactory to the DIP Lender in its sole discretion, naming the DIP Lender as additional insured and loss payee.

• All fees and expenses (including actual fees and expenses of counsel) required to be paid to the DIP Lender shall be paid from proceeds of the DIP Financing on the Closing Date.

•    All motions and other documents to be filed with and submitted to the Bankruptcy Court in connection with the DIP Financing (including, without limitation, the Interim Order) shall be in form and substance satisfactory to the DIP Lender in its sole discretion.

• All governmental and third party consents and approvals necessary in connection with the DIP Financing and the transactions contemplated thereby shall have been obtained and shall remain in effect.

• Such other conditions precedent as are customary for the extension of loans of the type extended under the DIP Financing.

DIP Term Sheet

Conditions to Each Advance	On the Closing Date and the funding date of any Advance the following conditions precedent shall have been satisfied:

• There shall exist no default or Event of Default under the loan documents.

•    The representations and warranties of the Borrowers and Guarantors set forth in the DIP Financing documentation shall be true and correct in all material respects immediately prior to, and after giving effect to, such funding, except to the extent that any such representation or warranty expressly relates only to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on such earlier date.

• The making of such Advance shall not violate any requirement of applicable law and shall not be enjoined, temporarily, preliminarily or permanently by any governmental authority.

•    The Bankruptcy Court shall have entered the Interim Order or the Final Order, as applicable, in form and substance satisfactory to the DIP Lender in its sole discretion, which order shall be in full force and effect and shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of the DIP Lender (which consent may be withheld in its sole discretion) (i) authorizing and approving the transactions contemplated thereby, including, without limitation, the granting of the super-priority status, security interests and liens, and the payment of all fees referred to herein, and (ii) lifting the automatic stay to permit the Borrowers to perform their obligations under the DIP Financing loan documents and the DIP Lender to exercise its rights and remedies with respect to the DIP Financing; provided, that the DIP Lender shall provide the Borrowers with five (5) business days prior written notice before exercising right and remedies.

•    There shall have occurred no material adverse effect on any of the operations, performance, business, assets, or properties of the Debtors, taken as a whole (a “Material Adverse Effect”); provided, however, that any event or occurrence that would otherwise constitute a Material Adverse Effect as a consequence of (i) the chapter 11 petitions and related filings effected by the Debtors contemplated in this Term Sheet; (ii) the hiring of any of the Debtors’ personnel by BGC or any

DIP Term Sheet

affiliate of BGC, (iii) general economic, legal, regulatory or political conditions in the United States of America (provided that the impact on the Debtors and their subsidiaries is not materially disproportionate to the impact of similar entities), (iv) conditions generally affecting the industries in which the Debtors and their subsidiaries operate (provided that the impact on the Debtors and their subsidiaries is not materially disproportionate to the impact of similar entities), (v) the commencement or escalation of war or armed hostilities or the occurrence of acts of terrorism or sabotage, (vi) changes in the securities markets generally, (vii) changes in law or generally accepted accounting principles, or any interpretation thereof, or (viii) the performance of the Sellers’ facilities management business shall not be a Material Adverse Effect notwithstanding anything set forth herein to the contrary.

• Such other conditions precedent as are customary for the extension of loans of the type extended under the DIP Financing.

Administrative Expense Reserve

The DIP Lender shall make available to the Debtors Advances sufficient to pay all accrued post-petition costs, fees and expenses of the Borrowers (off-set by retainers held by retained professionals) which are included in the Approved Budget and remain due, owing and unpaid prior to the Termination Date (the “Admin Expense Reserve Claims”); provided, that in no case shall the Admin Expense Reserve Claims plus the Advances made as of the Termination Date exceed the amount of the DIP Facility (the “Cap”).

Carve-Out

The Carve-Out shall mean sums having priority ahead of the super priority claims and liens securing the DIP Financing for (a) statutory fees payable to the United States Trustee pursuant to 28 U.S.C. Section 1930(a)(6); (b) the Admin Expense Reserve Claims not to exceed the Cap; and (c) subject to the terms and conditions of the Interim Order and Final Order, all fees and disbursements incurred by the Debtors and any official committee of unsecured creditors appointed in the Debtors’ chapter 11 cases (the “Committee”) for any attorneys and a single financial advisor for the Borrowers and the Committee, respectively, retained by final order of the Bankruptcy Court (which order has not been reversed, vacated, or stayed, unless such stay has been vacated) pursuant to sections 327 or 1103(a) of the Bankruptcy Code to the extent allowed by order of the Bankruptcy Court (which order has not been reversed, vacated, or stayed, unless such stay has been vacated) under sections 328, 330 and/or 331 of

DIP Term Sheet

the Bankruptcy Code and any interim compensation procedures order, but solely to the extent such fees and disbursements are within the corresponding amounts set forth in the Approved Budget and were reflected as estimated fees and expenses of such professionals in the most recent Approved Budget delivered by the Borrowers to the DIP Lender prior to the date that such fees and disbursements were incurred; provided, that following a notice to the Borrowers from the DIP Lender of the occurrence of an Event of Default, in no event shall the amount of the Carve-Out exceed the greater of (a) $200,000 and (b) the amount of the DIP Facility less Advances made as of the Termination Date.

The post-petition liens and security interests and the administrative priority claims of the DIP Lender shall be senior to, and no proceeds of the DIP Financing nor of the sale of any collateral granted thereunder (nor proceeds thereof), may be used to pay any and all claims for services rendered by any of the professionals retained by the Borrowers or the Committee in connection with the assertion of or joinder in any claim, counterclaim, action, proceeding, application, motion, objection, defense or other contested matter against BGC.

Representations and Warranties	The loan documentation will contain representations and warranties customary for facilities of this size, type and purpose.

Affirmative Covenants	The loan documentation will contain affirmative covenants customary for facilities of this size, type and purpose.

Negative Covenants	The loan documentation will contain negative covenants customary for facilities of this size, type and purpose.

Events of Default

The loan documentation will contain events of default usual and customary for facilities of this size, type and purpose including, but not limited to the following as determined by the DIP Lender; provided, however, that the DIP Lender shall be required to fund the Carve-Out whether a default or Event of Default has occurred and is continuing solely in accordance with the Section of this Term Sheet entitled “Carve-Out”:

• failure of the Bankruptcy Court to enter the Interim Order on or before February 21, 2012;

• failure of the Bankruptcy Court to enter the Final Order within 21 days of the Closing Date;

• failure of the parties to the LOI to execute the APA later than one day prior to the hearing to consider the Procedures Order (as defined in the LOI);

DIP Term Sheet

•    failure of the Bankruptcy Court to enter the Procedures Order on or before 10 days from the Petition Date;

•    failure of the Bankruptcy Court to enter the Sale Order (as defined in the LOI) on or prior to the date occurring 25 days after the execution of the APA by the parties thereto;

•    dismissal of any of the chapter 11 cases with respect to any of the Debtors or conversion of any chapter 11 cases to a chapter 7 case or the sale of substantially all of the assets of any Borrowers other than to the Purchaser;

•    failure of any of the Debtors to have the exclusive right to file a plan in the chapter 11 cases;

•    appointment of a chapter 11 trustee or examiner with expanded powers or other person with expanded powers in any of the chapter 11 cases;

•    granting of relief from the automatic stay to permit foreclosure or the exercise of other remedies on the material assets of any of the Debtors;

•    reversal, vacation or stay of the effectiveness of either the Interim Order or the Final Order;

•    failure of liens or super-priority claims granted with respect to the DIP Financing to be valid, perfected and enforceable in all respects;

•    commencing on the second full calendar week following the date of commencement of the Debtors’ chapter 11 cases, and weekly thereafter, a negative variance of gross receipts net of disbursements and accrued, due and unpaid expenses incurred after the commencement of the Debtors’ chapter 11 cases, as measured on a cumulative basis, from those reflected in the Approved Budget for such period (the “Actual Variance”) of more than the greater of (a) $500,000 and (b) 15% (the “Permitted Variance”):

• Borrowers shall pay any brokerage commission or any retention payment without the consent of the DIP Lender;

DIP Term Sheet

•    Borrowers’ material modification or consent to any material modification of the Procedures Order or the APA materially adverse to the Purchaser, in each case, without the prior agreement of the Purchaser;

• failure of the closing under the APA to occur on or before the date that is 45 days after the Closing Date.

Budget and Reporting

The Borrowers and the DIP Lender shall agree upon a budget (the “Approved Budget”) prior to commencement of the chapter 11 cases projecting operations for 8 weeks from the Closing Date (“Budget Period”) in a form satisfactory to the DIP Lender in its sole discretion (which budget shall include a list of all brokerage commissions proposed to be paid by the Borrowers during each following week), a summary of which shall be attached to the Interim Order and the Final Order. On a weekly basis, the Borrowers shall provide to the DIP Lender an updated budget for the Budget Period in substantially the same form as the previous budget, which upon acceptance by the DIP Lender in its sole discretion, shall become the Approved Budget.

The Borrowers shall provide the DIP Lender with a variance report reflecting the actual cash receipts and disbursements for each two week period within three (3) days after the end of such two-week period, and showing the percentage variance of actual receipts and disbursements from those reflected in the Approved Budget for such period.

Indemnification

The Borrowers and the Guarantors shall jointly and severally indemnify and hold harmless the DIP Lender and its affiliates and each of their respective officers, directors, members, partners, employees, agents, advisors, attorneys and representatives of each (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel (including the allocated costs, expenses and disbursements of in-house counsel to the DIP Lender), financial advisors and consultants), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense in connection therewith), in each case arising out of or in connection with or by reason of the DIP Financing, the loan documentation or any of the transactions contemplated thereby, or any actual or proposed use of the proceeds of the DIP Financing, except to the extent such claim, damage, loss, liability or expense is found in a

DIP Term Sheet

final judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceedings to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrowers, any of their directors, security holders or creditors, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrowers further agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort, or otherwise) to the Borrowers or any of their security holders or creditors for or in connection with the transactions contemplated hereby, except for direct damages (as opposed to special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings)) determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

Expenses

Upon the occurrence of the Closing Date, the Borrowers shall jointly and severally pay on demand all out of pocket costs and expenses of the DIP Lender, (including all reasonable fees, expenses and disbursements of counsel, financial advisors and consultants) incurred in connection with the chapter 11 cases, including, without limitation in connection with the preparation, execution and delivery of the loan documentation and the funding of the DIP Financing, any amendment or waiver of any provision of the loan documentation, and/or in connection with the enforcement or protection of any of their rights and remedies under the loan documentation.

Governing Law	State of New York

DIP Term Sheet

EXHIBIT B

GRUBB & ELLIS COMPANY

Term Sheet for

Asset Acquisition

February 17, 2012

The following is a summary of proposed terms and conditions by the Purchaser (as defined below) for the acquisition of substantially all of the assets of Grubb & Ellis Company and its direct and indirect subsidiaries identified by Purchaser as holding or owning assets to be sold to the Purchaser all of which will become chapter 11 debtors in possession (collectively, “Debtors” or “Sellers”) in cases to be commenced in the Bankruptcy Court. This proposal, and the terms and conditions hereof, are being provided on a confidential basis and should not be disclosed to any third party other than the attorneys, accountants and financial advisors of the Debtors, unless required by an order of a court of competent jurisdiction. This proposal is subject to the terms and conditions contained in that certain letter agreement, dated as of the date hereof, among Grubb and Ellis Company and BGC (the “LOI”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the LOI.

Sellers

Grubb & Ellis Company and its direct and indirect subsidiaries identified by Purchaser as holding or owning assets to be sold to the Purchaser, all of which will become chapter 11 debtors in possession.

Purchaser	BGC Partners, Inc. (“BGC”) and/or one or more subsidiaries or affiliates of BGC as BGC may designate at any time prior to the Closing Date.

Purchase Price

$30,029,055.70, consisting of a credit bid of the principal amount outstanding, as of February 20, 2012, under that certain Credit Agreement, dated as of April 15, 2011, among Grubb & Ellis Management Services, Inc., as borrower, Grubb & Ellis Company, as parent guarantor, and BGC Note Acquisition Co., L.P., as successor to the lenders party thereto (as amended, the “Prepetition Credit Agreement”) (the “Prepetition Secured Obligations”); provided, that the Purchase Price shall be increased by (a) the principal amount of Advances made under the DIP Financing, and (b) any cure amounts paid by the Purchaser.

Closing Date

The first date practicable following the entry of an order by the Bankruptcy Court approving the acquisition on terms and conditions satisfactory to the Purchaser in its sole discretion (the “Sale Order”).

Acquired Assets

Substantially all assets (tangible, intangible, real, personal or mixed) of the Sellers free and clear of all liens, claims and encumbrances, including, without limitation, accounts, executory contracts,

Sale Term Sheet

unexpired leases, inventory, equipment, investment property, instruments, chattel paper, real estate, patents, copyrights, trademarks, causes of action, avoidance actions and other general intangibles, and all products and proceeds thereof, other than the Excluded Assets (as defined below).

Excluded Assets	TBD

Executory Contracts and Unexpired Leases to be Assumed and Assigned to Purchaser

Subject to the provisions set forth under the Section hereof entitled “Affirmative Covenants”, the Purchaser will provide a schedule of the contracts (including, without limitation, all customer contracts and listing agreements) that the Sellers will assume and assign to the Purchaser under the APA and Sellers will provide a schedule of cure amounts for all such executory contracts to be assumed and assigned. The Sellers will reject all executory contracts not assumed and assigned to the Purchaser and Purchaser shall assume no liability or obligation of any kind or nature in connection with any contract rejected or not expressly assumed and assigned to Purchaser.

Executory Contracts and Unexpired Leases to be Rejected	TBD

Conditions Precedent to Closing	The APA will contain the following conditions precedent to closing as well as other customary conditions precedent to closing as determined by the Purchaser:

• All documentation shall be in form and substance satisfactory to the Purchaser and its counsel in its sole discretion.

• All fees and expenses (including reasonable fees and expenses of counsel) required to be paid to the Purchaser on or before the Closing Date shall have been paid in full.

•    All motions and other documents to be filed with and submitted to the Bankruptcy Court in connection with the Acquisition (including, without limitation, the Sale Order) shall be in form and substance satisfactory to the Purchaser in its sole discretion.

•    All governmental and third party consents and approvals necessary in connection with the acquisition and the transactions contemplated thereby shall have been obtained and shall remain in effect, except as otherwise waived by the Purchaser.

• The Sellers shall provide customary representations and warranties, provided that such representations and warranties shall be made only as to circumstances existing as of the Closing Date.

Sale Term Sheet

2

•    The representations and warranties of the Sellers shall be true and correct immediately prior to the Closing Date except to the extent that any such representation or warranty shall survive closing, in which case such representations and warranties shall be true and correct on such later date.

• There shall exist no default or event of default under the APA or under the DIP Financing.

• The acquisition shall not violate any requirement of applicable law and shall not be enjoined, temporarily, preliminarily or permanently by any governmental authority.

•    The Bankruptcy Court shall have entered the Sale Order, in form and substance satisfactory to the Purchaser in its sole discretion, which order shall be in full force and effect and shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of the Purchaser (which consent may be withheld in its sole discretion) (i) authorizing and approving the transactions contemplated thereby, including, without limitation, (X) the sale of the Acquired Assets free and clear of all liens, claims and encumbrances pursuant to section 363(f) of the Bankruptcy Code and (Y) the assumption and assignment to the Purchaser pursuant to section 365 of all of the executory contracts and unexpired leases selected by the Purchaser with the aggregate cure amounts payable by the Purchaser not to exceed an amount to be agreed between the Sellers and the Purchaser in the APA, exclusive of employee and broker guarantees, and (ii) finding that the Purchaser is entitled to the protections afforded under section 363(m) of the Bankruptcy Code and granting such protection to the fullest extent under section 363(m) of the Bankruptcy Code.

•    There shall have occurred no material adverse effect on any of the operations, performance, business, assets, or properties of the Sellers, taken as a whole (a “Material Adverse Effect”); provided, however, that any event or occurrence that would otherwise constitute a Material Adverse Effect as a consequence of (i) the chapter 11 petitions and related filings effected by the Sellers contemplated in this Term Sheet; (ii) the hiring of any of the Sellers’ personnel by BGC or any affiliate of BGC, (iii) general economic, legal, regulatory or political conditions in the United States of America (provided that the impact on the Sellers and their subsidiaries is not materially disproportionate to the impact

Sale Term Sheet

3

of similar entities), (iv) conditions generally affecting the industries in which the Sellers and their subsidiaries operate (provided that the impact on the Sellers and their subsidiaries is not materially disproportionate to the impact of similar entities), (v) the commencement or escalation of war or armed hostilities or the occurrence of acts of terrorism or sabotage, (vi) changes in the securities markets generally, (vii) changes in law or generally accepted accounting principles, or any interpretation thereof, or (viii) the performance of the Sellers’ facilities management business shall not be a Material Adverse Effect notwithstanding anything set forth herein to the contrary.

• Such other conditions precedent as are customary.

Termination Events	The occurrence of any of the foregoing shall result in the termination of the obligations of the Purchaser under the LOI unless waived by the Purchaser:

• The Sellers shall fail to commence their chapter 11 cases on or before February 20, 2012.

• The APA is executed later than 1 day prior to the hearing to consider the Procedures Order (as defined below).

• The Procedures Order shall not have been entered by the Bankruptcy Court on or before 10 days of the Petition Date.

• Sale Order shall not have been entered by the Bankruptcy Court on or before 25 days after the execution of the APA.

•    Dismissal of any of the chapter 11 cases with respect to any of the Sellers or conversion of any chapter 11 cases to a chapter 7 case, or the sale of substantially all of the assets of any Sellers other than pursuant to the APA.

• Appointment of a chapter 11 trustee or examiner with expanded powers or other person with expanded powers in any of the chapter 11 cases of the Sellers.

• Granting of relief from the automatic stay to permit foreclosure or the exercise of other remedies on the material assets of any Sellers.

• Sellers’ modification or consent to any modification of the APA, in each case, without the prior agreement of the Purchaser.

Sale Term Sheet

4

Representations and Warranties	The APA shall contain customary representations and warranties to be agreed upon.

Affirmative Covenants

The APA will contain customary affirmative covenants to be agreed upon. In addition, from and after the date of the LOI, the Sellers shall use commercially reasonable best efforts to identify and provide the Purchaser with copies of and/or information relating to (a) all contracts and agreements (including, without limitation, listing agreements) between any of the Sellers and any third party, and (b) all business opportunities known by each of the Sellers.

Cooperation and Access

The Sellers shall cooperate with the Purchaser and shall use commercially reasonable best efforts to effectuate an orderly transition of the business to the Purchaser and to minimize any disruption in the business resulting from the transactions contemplated hereby, including, without limitation, by providing the Purchaser with access to the Sellers’ books, records, employees and brokers.

Negative Covenants	The APA will contain customary negative covenants to be agreed upon.

Procedures Order

Unless otherwise agreed among the parties, the Procedures Order will provide, among other things, (A) for competing bids to be more than an amount equal to the Purchase Price plus the Breakup Fee (as defined below) plus the Expense Reimbursement plus $250,000, and that any successive overbids shall be made in increments not less than $500,000 of cash consideration in excess of the last submitted, highest qualified bid for the Acquired Assets; (B) that a proposal for a competing bid must be in writing and submitted using the Agreement as a form (the “Competing Agreement”); (C) that a Competing Agreement must be marked to show changes from the APA; (D) for any person submitting a competing bid to provide an earnest money cash deposit of not less than 10% of the Purchase Price; (E) that Purchaser will be entitled to credit bid any or all of the amounts outstanding under the Prepetition Credit Agreement and the DIP Financing as part of any bid at any sale; (F) that the Procedures Order shall govern the sale and auction of the assets of the Sellers; (G) for payment of a break-up fee, payable to the Purchaser under the terms and circumstances set forth herein, equal to 3.50% of the Prepetition Secured Obligations (the “Breakup Fee”); (H) for payment to the Purchaser under the terms and circumstances set forth herein in reimbursement (the “Expense Reimbursement”) of the Purchaser’s out-of-pocket costs, fees and other expenses (including legal expenses and other professional fees and expenses, and travel expenses) (collectively, “Expenses”) incurred in connection with the

Sale Term Sheet

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proposed transactions described herein (including without limitation the negotiation of this Term Sheet and any other documents attendant hereto and the APA, drafting, review and comments on drafts, attendance at hearings and due diligence), up to a maximum aggregate amount of $750,000; (I) that the Breakup Fee and Expense Reimbursement shall be payable by the Sellers to the Purchaser, whether or not the Purchaser elects to submit overbids, upon the closing of an Alternate Transaction (as defined below); (J) that in the event of an Alternate Transaction, the Breakup Fee and Expense Reimbursement shall be paid to the Purchaser from the cash proceeds of such Alternate Transaction; (K) that in the event of a competing bid, the Purchaser shall be entitled to submit successive overbids and shall be entitled in the calculation of the amount of the Purchaser’s overbids for a credit in the sum of the Breakup Fee plus the Expense Reimbursement (which Expense Reimbursement shall be deemed allowed for purposes of the Purchaser’s overbids, without the necessity of further approval by the Bankruptcy Court, in an amount equal to the Purchaser’s unpaid and accrued Expenses as evidenced by invoices or other documentation provided by the Purchaser); and (L) subject to judicial order, that all current and former employees and brokers of the Sellers shall, upon notice, promptly turn over to the Sellers copies of any books or records relating to the Sellers’ business, or contracts or agreements between a Seller and any third party. An “Alternate Transaction” shall mean any asset sale, stock sale, debt for equity swap, joint venture, financing, reorganization or recapitalization, funding of a plan of reorganization in the Sellers’ chapter 11 cases, or any similar transaction which does not involve a sale or disposition of the Acquired Assets to the Purchaser.

Governing Law	State of New York

Sale Term Sheet

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